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                                   EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT



                                       TO



                            ARTICLES OF INCORPORATION



                                       OF



                              DIGITAL BRIDGE, INC.

TO: THE SECRETARY OF STATE OF NEVADA



      The undersigned corporation, a Nevada corporation, for the purpose of amending its Articles of Incorporation pursuant to the Nevada General Corporation Laws, hereby certifies:


   1. The corporation currently has authorized fifty million (50,000,000) shares of $.001 par value Common Stock and five million (5,000,000) shares of $.001 par value Preferred Stock


   2. After the change the corporation will have authorized two hundred million (200,000,000) shares of $.001 par value Common Stock and twenty million (20,000,000) shares of $.001 par value Preferred Stock


   3. No other changes to the Articles of Incorporation are incorporated into the Certificate of Amendment to the Articles of Incorporation

   4. This Certificate of Certificate of Amendment to the Articles of Incorporation was duly adopted by a majority of the outstanding stock entitled to vote in accordance with the General Corporation Law of the State of Nevada, after being proposed by and adopted by the Corporation's Board of Directors in a manner and by vote prescribed by the General Corporation Law of the State of Nevada
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      IN WITNESS WHEREOF, Digital Bridge, Inc. has caused this Certificate of
Amendment to be signed by its President and its Secretary this 15th day of June 2001



      Digital Bridge, Inc.







      By:_____________________

         Scott M. Manson, President







      By:_____________________

         Seth D. Heyman, Secretary